EXHIBIT 99.1

OHA Investment Corporation Announces Litigation Settlement

NEW YORK, Oct. 14, 2015 (GLOBE NEWSWIRE) -- OHA Investment Corporation (NASDAQ:OHAI) ("OHAI") today announced that it has reached a settlement of certain elements of the ATP Litigation.

As described in OHAI's report on Form 10-Q for the quarterly period ended June 30, 2015 and numerous previous public filings, OHAI has been involved in a series of legal actions, collectively known at the ATP Litigation, that relate to OHAI's limited term overriding royalty interests (the "ORRIs") in certain oil and gas properties operated by Bennu Oil & Gas ("Bennu"). OHAI has reached a settlement that would, if approved by the bankruptcy court, along with the proposed Agreed Judgment described below, substantially resolve Phase 1 of the ATP Litigation, including the risk that OHAI would be required to disgorge the ORRI payments made since August 2012 based on an alleged re-characterization of the ORRIs. This resolution would also allow the litigation to proceed to Phase 2.

OHAI, along with Bennu, the Chapter 7 Trustee, and Credit Suisse AG, as agent for the lenders associated with ATP's debtor-in-possession ("DIP") financing facility, today filed a Stipulation of Settlement and Release with the bankruptcy court (the "Stipulation"). Pursuant to the Stipulation, the parties have agreed to a settlement pursuant to which (1) the Trustee will release his alleged Section 547 preference claims against OHAI in exchange for a payment of $335,000; (2) the Trustee will release his alleged Section 549 post-petition claims against OHAI in exchange for a $3 million reduction in the outstanding DIP obligations held by Credit Suisse AG as agent for the DIP lenders; (3) the Trustee and OHAI will dismiss their claims against each other; (4) OHAI will receive a full release of all claims and certain stipulations from the Trustee; (5) mutual releases will be exchanged between OHAI and Credit Suisse AG, as agent for the DIP lenders; and (6) OHAI and Bennu will be free to pursue their Agreed Judgment described below.

As previously disclosed in OHAI's public filings, OHAI and Bennu had sought entry of an Agreed Judgment that was opposed by the Trustee. If the Stipulation is approved by the bankruptcy court, OHAI and Bennu would again seek entry of an Agreed Judgment which would determine that, among other things, the ORRIs are a real property interest and a "production payment" within the meaning of the Bankruptcy Code, and that the ORRIs are not and never were property of ATP's bankruptcy estate. Neither party would make any payment to the other with respect to the proposed Agreed Judgment. The proposed Agreed Judgment does not address any disputes between OHAI and Bennu with respect to the terms of the ORRIs, including those relating to the treatment of OHAI's legal fees, default interest, or the claims asserted by the statutory lien claimants.

The Stipulation and the proposed Agreed Judgment are contingent upon bankruptcy court approval. Other parties to the ATP bankruptcy case may oppose the Stipulation, and other parties to the adversary proceeding may oppose the Agreed Judgment. Accordingly, there can be no assurance that they will be approved or ultimately become effective.

The Stipulation and proposed Agreed Judgment would not affect Phase 2 of the ATP Litigation, which principally relates to certain statutory lien claims and the terms of the ORRIs, including the calculation of the royalty payments necessary to cause termination of the ORRIs. The claims subject to dispute in Phase 2 are, on their face, substantial. Since discovery has not commenced on the Phase 2 issues, specific details of the relevant claims have yet to be clarified.

About OHA Investment Corporation

OHA Investment Corporation (NASDAQ:OHAI) is a specialty finance company designed to provide its investors with current income and capital appreciation. OHAI focuses primarily on providing creative direct lending solutions to middle market private companies across industry sectors. OHAI is externally managed by Oak Hill Advisors, L.P., a leading independent investment firm (www.oakhilladvisors.com). Oak Hill Advisors has deep experience in direct lending, having invested approximately $3 billion in nearly 100 direct lending investments over the past 12 years.

OHAI was formerly known as NGP Capital Resources Company prior to Oak Hill Advisors assuming the external manager role for the Company on September 30, 2014. OHAI has elected to be regulated as a business development company under the Investment Company Act of 1940.

Forward-Looking Statements

This press release may contain forward-looking statements. We may use words such as "anticipates," "believes," "intends," "plans," "expects," "projects," "estimates," "will," "should," "may" and similar expressions to identify forward-looking statements. These forward-looking statements are subject to various risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing or likelihood of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, regulatory factors, changes in regional, national, or international economic conditions and their impact on the industries in which we invest, other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the Securities and Exchange Commission (the "SEC"). You should not place undue reliance on such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update our forward-looking statements made herein, unless required by law.

Persons considering an investment in OHA Investment Corporation should consider the investment objectives, risks, and charges and expenses of the Company carefully before investing. Such information and other information about us is available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and in our current reports on Form 8-K. Such materials are filed with the SEC and copies are available on the SEC's website, www.sec.gov, and in the Investor Relations section of our website at www.ohainvestmentcorporation.com. Prospective investors should read such materials carefully before investing.

CONTACT: Robert W. Long - President and Chief Executive Officer
         Lisa R. Price - Chief Compliance Officer
         OHAICInvestorRelations@oakhilladvisors.com

         For media inquiries, contact Kekst and Company, (212) 521-4800
         Jeremy Fielding - Jeremy-Fielding@kekst.com
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